UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): September 2, 2015 (August 31, 2015)

Gray Television, Inc.

(Exact name of registrant as specified in its charter)

Georgia	001-13796	58-0285030
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS employer Identification No.)

4370 Peachtree Road, Atlanta GA		30319
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code (404) 504-9828

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 – Other Events

On August 31, 2015, Gray Television, Inc. (the “Company”) issued a press release announcing that it had notified certain advertising firms of its decision to terminate essentially all of the Company’s national advertising sales representation agreements with those firms. As a result thereof, the Company will record a special charge to its third quarter 2015 broadcast expenses of approximately $6.1 million to reflect anticipated termination fees.

A copy of the press release announcing this notification is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

On September 1, 2015, the Company issued a press release announcing that it had entered into a definitive agreement with The Gazette Company to acquire KCRG-TV, the ABC affiliate for the Cedar Rapids, Iowa designated market area, for approximately $100.0 million in cash. The acquisition will result in the Company’s first purchase of a television station in Iowa. This acquisition is expected to close in the fourth quarter of 2015, pending the receipt of Federal Communications Commission and other regulatory approvals.

A copy of the press release announcing this acquisition is attached hereto as Exhibit 99.2 and is incorporated herein by reference.

Item 9.01 – Financial Statements and Exhibits

Number	Name

99.1	Press release dated August 31, 2015
99.2	Press release dated September 1, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GRAY TELEVISION, INC.

By:	/s/ James C. Ryan
Name: James C. Ryan
Title: Senior Vice President and
Chief Financial Officer

Date: September 2, 2015

EXHIBIT INDEX

Number	Name

99.1	Press release dated August 31, 2015
99.2	Press release dated September 1, 2015

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